Exhibit 1
                         Xerox Corporation
             Consolidated Statements of Income (Unaudited)

                                                    Year Ended December 31,
(In millions, except per-share data)               1999       1998     1997

Revenues
  Sales                                         $10,346    $10,696  $ 9,881
  Service and rentals                             7,856      7,678    7,257
  Finance income                                  1,026      1,073    1,006
  Total Revenues                                 19,228     19,447   18,144


Costs and Expenses
  Cost of sales                                   5,744      5,662    5,330
  Cost of service and rentals                     4,481      4,205    3,778
  Inventory charges                                   -        113        -
  Equipment financing interest                      547        570      520
  Research and development expenses                 979      1,040    1,065
  Selling, administrative and general
    expenses                                      5,144      5,321    5,212
  Restructuring charge and asset
    impairments                                       -      1,531        -
  Other, net                                        297        242       98
 Total Costs and Expenses                        17,192     18,684   16,003


Income before Income Taxes, Equity Income
  and Minorities' Interests                       2,036        763    2,141

  Income taxes                                      631        207      728
  Equity in net income of
    unconsolidated affiliates                        68         74      127
  Minorities' interests in earnings of
    subsidiaries                                     49         45       88

Income from Continuing Operations                 1,424        585    1,452

Discontinued Operations                               -       (190)       -

Net Income                                      $ 1,424    $   395  $ 1,452


Basic Earnings (Loss) per Share
  Continuing Operations                         $  2.09    $  0.82  $  2.16
  Discontinued Operations                             -      (0.29)       -
Basic Earnings per Share                        $  2.09    $  0.53  $  2.16


Diluted Earnings (Loss) per Share
  Continuing Operations                         $  1.96    $  0.80  $  2.02
  Discontinued Operations                             -      (0.28)       -
Diluted Earnings per Share                      $  1.96    $  0.52  $  2.02

NOTE:

The unaudited consolidated financial statements presented herein have been prepared by Xerox Corporation in accordance with the accounting policies described in its 1998 Annual Report to Shareholders. Certain historical amounts have been restated to reflect reclassifications to conform to the current presentation. The impact of these changes is not material and did not affect net income.